UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________

FORM 8-K

Current Report
Dated April 25, 2019

of
AGCO CORPORATION
A Delaware Corporation
IRS Employer Identification No. 58-1960019
SEC File Number 1-12930
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 25, 2019, the Board of Directors of AGCO Corporation (the “Company”) elected Sondra Barbour as a member of its Board of Directors, effective April 25, 2019. Also, Ms. Barbour was appointed to the Company’s Audit and Compensation Committees. Her term will expire at the 2020 annual meeting of stockholders. A press release announcing this election is attached hereto as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.
On April 25, 2019, the Company’s Board of Directors approved an amendment to the Company’s By-laws that increased the maximum number of Directors from ten to eleven. A copy of the Amended and Restated By-laws is attached hereto as Exhibit 3.1.

Item 5.07.	Submission of Matters to a Vote of Security Holders.
The Company’s annual meeting of stockholders was held on April 25, 2019. The following matters were voted upon and the results of the voting were as follows:

(1)
To elect ten directors to serve as directors until the annual meeting in 2020 or until their successors have been duly elected and qualified. The nominees, Messrs. Armes, Arnold, Benson, Deml, Minnich, Richenhagen, Shaheen and Visser and Mses. Clark and Srinivasan were elected to the Company’s Board of Directors. The results follow:

Nominee	For	Against	Abstain
Roy V. Armes	65,547,563	1,188,966	32,007
Michael C. Arnold	66,287,356	449,173	32,007
P. George Benson	62,201,282	4,534,473	32,781
Suzanne P. Clark	65,451,738	1,180,606	136,192
Wolfgang Deml	64,781,643	1,952,571	34,322
George E. Minnich	64,901,852	1,837,188	29,496
Martin H. Richenhagen	63,513,341	3,227,086	28,109
Gerald L. Shaheen	62,467,962	4,272,461	28,113
Mallika Srinivasan	64,962,005	1,721,713	84,818
Hendrikus Visser	64,551,218	2,189,453	27,865

In addition to the votes reported above, there were 2,877,555 broker non-votes for this proposal.

(2)	To consider a non-binding advisory resolution relating to the compensation of the Company’s named executive officers. The results follow:

For	Against	Abstain
21,342,009	43,182,593	2,243,934

In addition to the votes reported above, there were 2,877,555 broker non-votes for this proposal.

(3)	To ratify the appointment of the Company’s independent registered public accounting firm for 2019. The results follow:

For	Against	Abstain
68,935,403	676,186	34,502

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated By-laws.
99.1	Press release dated April 25, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Andrew H. Beck
Andrew H. Beck Senior Vice President and Chief Financial Officer
Dated: April 26, 2019